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CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

Ki Yong Choi

Michael D. Coffee

Warren Hoeffler

Michael W. Cho

Gary Weinhouse

Ajay Badlani

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Ki Yong Choi Demands Release Of Cryo-Cell's Financial Results For The Quarter Ended May 31, 2012 Prior To The Annual Meeting

SAN FRANCISCO, July 6, 2012 /PRNewswire/ --Ki Yong Choi, who owns approximately 19.6% of the outstanding shares of Cryo-Cell International, Inc. (OTCBB: CCEL), today issued the following letter to stockholders of Cryo-Cell.

Dear Fellow Cryo-Cell Stockholder:

On July 5, 2012 Cryo-Cell International, Inc. issued a press release which included the following quote by Mr. George Gaines, chairman of the company's Compensation Committee, "David and Mark Portnoy know exactly what it takes to reverse the company's downward trend in revenue.  Their plan is already showing positive results."

As the largest stockholder, I want to know what these "positive results" consist of.  I believe that management should share the company's financial results for the quarter ended May 31, 2012 with the company's stockholders prior to the annual meeting; these results include, but are not limited to, revenues, cost of revenues, operating expenses with sales and marketing broken out, net income or net loss, cash and securities balance, and uses of cash.  Stockholders should have this information in order to make an informed decision when voting and to determine for themselves whether the company is truly "showing positive results".

We thank you and look forward to your support.

Ki Yong Choi

Investor Contact:
Alliance Advisors LLC.
Call Toll Free: (877) 777-2338;
Banks and Brokers Call Collect: (973) 873-7700.